Exhibit 10.1

GLOBALSCAPE, INC.
INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (the “Agreement”) is entered into between GLOBALSCAPE, Inc., a Delaware corporation (the “Company”), and (Name) (the “Optionee”) as of the (Day) day of (Month) (the “Date of Grant”).  In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

1.           Grant of Option.  Under the terms and conditions of the Company’s 2010 Employee Long-Term Equity Incentive Plan (the “Plan”), which is incorporated herein by reference, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of [number] shares of the Company’s Common Stock, par value $0.001 per share (the “Stock”), at a price of $0.00 per share.

2.           Character of Option.  The Option is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; provided, however, that to the extent the Option does not qualify as an incentive option by virtue of exceeding the $100,000 limitation in Section 422(d) of such Code, the Option shall be treated as an option other than an incentive stock option.

3.           Term.  The Option will expire on the day prior to the tenth anniversary of the Date of Grant or, in the event of the Optionee’s termination of service as an employee, director, or advisor of the Company, on such earlier date as may be provided in the Plan.

4.           Vesting; Exercisability.  Subject to any provisions of the Plan concerning exercisability and vesting of options, and contingent upon the Optionee’s continuous status as an Employee, the Option shall vest and be exercisable according to the following schedule:

Total Percent Vested	Period
00.0%	Prior to the first anniversary of the Date of Grant
33.3%	As of the first anniversary of the Date of Grant
66.7%	As of the second anniversary of the Date of Grant
100.0%	As of the third anniversary of the Date of Grant

The unexercised portion of the Option that becomes vested during one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such vested portion shall continue for the entire term, unless otherwise forfeited under the terms of the Plan or this Agreement.

In the event Optionee ceases to be an Employee, any unvested portion of the Option shall be forfeited immediately, and any vested portion of the Option shall be exercisable only as provided under the Plan.

Notwithstanding anything else to the contrary herein, upon the occurrence of a “Change of Control,” this Option shall become fully exercisable.  The term “Change of Control” means the first day that any one or more of the following conditions has been satisfied:

(i) the sale, transfer, or assignment to, or other acquisition by any other entity or entities (other than a Subsidiary), of all or substantially all of the Company’s assets and business in one or a series of related transactions;

(ii) a third person, including a “group” as determined in accordance with Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), obtains the Beneficial Ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of Common Stock having fifty percent (50%) or more of the then total number of votes that may be cast for the election of members of the Board; provided, however, that if Thomas W. Brown and/or David L. Mann acquire, directly or indirectly, Beneficial Ownership of Common Stock having 50% or more of the then total number of votes that may be cast for the election of members of the Board, then it shall not be deemed a Change of Control; or

(iii) during any two-consecutive year period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided, however, that except as set forth in this Section 2(f)(iii), an individual who becomes a member of the Board subsequent to the beginning of the two-year period, shall be deemed to have satisfied such two-year requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of, or with the approval of, at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this Section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation, reorganization or other business combination (a “Transaction”), as a result of which the stockholders of the Company immediately prior to such Transaction own, directly or indirectly, immediately following such Transaction less than a majority of the combined voting power of the outstanding voting securities of the entity resulting from such Transaction.

5.           Procedure for Exercise.  Exercise of the Option or a portion thereof shall be effected by the Optionee giving written notice directly to the Company of the Optionee’s intent to exercise the Option. Optionee shall give such written notice using the Company’s Stock Option Exercise Notice form in effect at the time the Optionee desires to exercise this Option. A copy of such notice in effect as of the Date of Grant is attached to this agreement.

6.           Payment of Purchase Price.  Payment of the purchase price for any shares of the Stock purchased pursuant to the Option and as prescribed in Section 1 above shall be in accordance with the provisions of the Plan and this Agreement. Payment of the purchase price is due the Company within seven business days of the Company receiving written notification from the Optionee of Optionee’s intent to exercise the Option. If payment of the purchase price for all shares cited in the Option exercise notification is not received by the Company within seven business days of the Company receiving such written notification of the exercise, the Company will treat that written notice as expired and will not complete the option exercise. In that case, Optionee must submit to the Company a new written notice of Optionee’s intent to exercise the Option. For the avoidance of doubt and to confirm, the Company does not accept standing Option exercise orders under which the Optionee informs the Company of Optionee’s intent to purchase shares pursuant to the Option in multiple tranches with multiple payments over time.

7.           Tax Withholding.  If the Company shall be required to withhold any federal, state, or local tax in connection with the exercise of the Option, it shall be a condition to such exercise that the Optionee pay or make provision satisfactory to the Company for payment of all such taxes.  The Optionee may make payment of taxes using any method described in Section 1.10(b) of the Plan.

8.           Issuance of Shares.  The Company shall issue to the Optionee the number of shares of Stock purchased by exercise of this Option upon receipt by the Company of payment of both the purchase price described in Section 6 and the applicable taxes described in Section 7.

9.           Transfer of Options.  The Option may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and, during the lifetime of the Optionee, may be exercised only by the Optionee or by the Optionee’s legally authorized representative.

10.           Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 9, this Option may not be exercised unless the Optionee, at the time he or she exercises this Option, is, and has been at all times since the Date of Grant of this Option, a director of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (“Eligible Participant”).

Unless otherwise provided in this Agreement or any severance agreement, vested Options granted under the Plan shall expire, terminate or otherwise be forfeited as follows:

(i)           twelve (12) months after the date of death as further provided in the Plan;

(ii)           twelve (12) months after the date of Permanent Disability as further provided in the Plan; and

(iii)           immediately if no longer an Eligible Participant.

11.           Acceptance of the Plan.  The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein.  The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

12.           No Shareholder Rights.  Prior to exercise of this Option, the Optionee shall not be entitled to any rights of a shareholder with respect to the Stock, including (without limitation) the right to vote such Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and, except as otherwise provided in this Option, such Optionee shall not be entitled to any shareholder notice or other communication concerning the business or affairs of the Company.  Optionee further agrees that the Company’s obligations to issue shares is subject to Optionee’s prior execution of a shareholder’s agreement containing such restrictions deemed necessary and appropriate by the Board.

13.           Governing Law; Venue.  The laws of the State of Texas, excluding its conflicts laws, shall govern this Agreement the rights and obligations of the parties hereto, the entire relationship between the parties hereto, and all matters arising out of or relating to this Agreement.  ANY LAWSUIT OR OTHER LEGAL PROCEEDING BETWEEN THE PARTIES SHALL BE BROUGHT ONLY IN THE CIVIL DISTRICT COURTS OF BEXAR COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, SAN ANTONIO DIVISION.  THE PARTIES HEREBY CONSENT TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF THIS COURT.

14.           Amendment.  This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

15.           Successors and Assigns.  The terms and provisions of this Option shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

16.           Survival of Provisions.  In the event the Option granted hereunder is exercised by Optionee in whole or in part, the representations, warranties, covenants and agreements of Optionee under this Option shall survive such exercise and purchase of the Shares.

 This Incentive Stock Option Agreement is executed to be effective as of the Date of Grant.

OPTIONEE                                                                           GLOBALSCAPE, INC.

______________________________                         By:  ______________________________
(Optionee name)                                                                                    Chief Financial Officer